Exhibit 99.1

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

NEWS RELEASE

Main Street Announces Second Quarter 2022 Private Loan Portfolio Activity

HOUSTON – July 13, 2022 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the second quarter of 2022, Main Street originated approximately $187.3 million in new commitments in its private loan portfolio across six new and three existing borrowers and funded total investments across its private loan portfolio with a cost basis totaling approximately $182.1 million.

The following represent notable new and increased private loan commitments and investments during the second quarter of 2022:

•	$29.6 million in a first lien senior secured loan and $3.6 million in a first lien senior secured revolver to a health focused company specializing in dietary supplements;
•	$17.0 million in a first lien senior secured loan, $3.7 million in a first lien senior secured revolver and $10.5 million in a first lien senior secured delayed draw loan to a provider of media intelligence solutions software;
•	$26.8 million in a first lien senior secured loan and $4.2 million in a first lien senior secured revolver to a provider of solutions for managing software-as-a-service applications;

•	$16.4 million in a first lien senior secured loan and $2.6 million in a first lien senior secured revolver to a defense contractor providing engineering and technical services to government agencies;
•	$17.8 million in a first lien senior secured loan and $1.2 million in a first lien senior secured delayed draw loan to a managed security provider offering cyber security and network monitoring to multi-site businesses;
•	$6.2 million in a first lien senior secured loan, $1.2 million in a first lien senior secured revolver and $9.2 million in a first lien senior secured delayed draw loan to a case and program management software business for social organizations;
•	Increased commitments of $13.5 million in a first lien senior secured loan to a manufacturer and distributor of charitable gaming supplies;
•	Increased commitments of $12.9 million in a first lien senior secured loan to a provider of emergency and disaster response, facility management and environmental services to corporate clients across the United States and Canada; and
•	Increased commitments of $10.9 million in a first lien senior secured loan to a healthcare logistics and courier service company.

As of June 30, 2022, Main Street’s private loan portfolio included total investments at cost of approximately $1.3 billion across 82 unique borrowers. The private loan portfolio, as a percentage of cost, included 95.5% invested in first lien debt investments, 0.4% invested in second lien debt investments and 4.1% invested in equity investments or other securities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties.  MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.